EXHIBIT 2.2

                                ESCROW AGREEMENT

         This Escrow Agreement ("Agreement") is made and entered into as of the 16th day of March, 2000, by and among Advanced Knowledge, Inc., a Delaware corporation ("AKI"), Soccer Magic Inc., an Ontario corporation ("SMI") (acting for the benefit of all of the holders of the outstanding common shares of SMI (the "SMI Shareholders")), and Jack L. Chegwidden, a professional corporation, as escrow agent (the "Escrow Agent"). All capitalized terms herein which are not otherwise defined shall have the meanings given to them in that certain Acquisition Agreement dated as of December 14, 1999 by and between AKI and SMI (the "Acquisition Agreement").

         WHEREAS, AKI has entered into the Acquisition Agreement with SMI and related Purchase and Sale Agreements ("P&S Agreements") with each of the SMI Shareholders, pursuant to which AKI has agreed to acquire SMI (the "Acquisition") by purchasing from the SMI Shareholders all of the outstanding common shares of SMI (the "SMI Shares") in exchange for a total of 10,000,000 newly issued shares of AKI common stock (the "AKI Shares");

         WHEREAS, the terms of the Acquisition Agreement and the P&S Agreements provide that certain items be placed in an escrow (the "Escrow") at the Closing of the Acquisition to establish a means for rescinding the Acquisition if certain post-closing conditions are not satisfied by June 30, 2000; and

         WHEREAS, AKI and SMI each desire that the Escrow Agent serve as escrow agent, and the Escrow Agent is willing to serve as escrow agent, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and obligations herein contained, the parties hereby agree as follows:

         1. Appointment of Escrow Agent. AKI and SMI hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts such appointment, to serve as escrow agent on the terms and conditions set forth in this Agreement. As consideration for the Escrow Agent's services hereunder, AKI and SMI shall each pay US$250 to the Escrow Agent (for a total fee of US$500) at or before the Closing of the Acquisition.

         2. Establishment of Escrow. The Escrow Agent agrees to accept delivery at the Closing of the following items (collectively, the "Escrowed Items") and to hold them in the Escrow until required by the terms of Section 3 hereof to release and deliver them:


             (a) The certificates representing the SMI Shares and the accompanying stock powers or other documentation transferring ownership of the SMI Shares from the SMI Shareholders to AKI (the "SMI Escrowed Items"), delivery of which the Escrow Agent shall receive for purposes of the Closing of the Acquisition as agent for AKI pursuant to Article Three of the Acquisition Agreement.

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             (b) The certificates representing the AKI Shares (the "AKI Escrowed
Items"), delivery of which the Escrow Agent shall receive for purposes of the Closing of the Acquisition as agent for SMI pursuant to Article Three of the Acquisition Agreement.

             (c) The conditional written resignations of each of the New AKI Directors, as defined in Section 3.04 of the Acquisition Agreement (the "New Director Resignations"), which shall become effective only as provided in
Section 3(b)(iv) of the Escrow Agreement.

             (d) The conditional written resignations of each of the New AKI Officers, as defined in Section 3.05 of the Acquisition Agreement (the "New Officer Resignations"), which shall become effective only as provided in Section 3(b)(v) of the Escrow Agreement.

             (e) The conditional  Successor Director Resolutions,  as defined in
Section 3.02(a)(v) of the Acquisition Agreement (the "Successor Director Resolutions"), which will become effective only as contemplated by Section 3(b)(ii) hereof. Delivery to the Escrow Agent of the Successor Director Resolutions shall be deemed to occur immediately after the Effective Time, i.e., after the appointment of the New AKI Directors has become effective.

             (f) The Successor Director Acceptances, as defined in Section 3.02(a)(vi) of the Acquisition Agreement, which shall become effective only as contemplated by Section 3(b)(ii) hereof.

         3. Release and Delivery from Escrow. The Escrow Agent agrees to release and deliver the Escrowed Items as provided below:

             (a) No Rescission. If the Private Placement (as defined in Section 3(c)(i) hereof) is completed prior to the Private Placement Deadline (as defined in Section 3(c)(ii) hereof) and AKI is then current in making all required filings with the U.S. Securities and Exchange Commission under Sections 13(a) and 14 of the Securities Exchange Act of 1934, as amended, the president and secretary of AKI shall jointly certify such facts in writing to the Escrow Agent (the "Joint Certification"). In such an event, if the Escrow Agent does not receive, by 5:00 p.m. Pacific Time on the fifth business day after receipt of the Joint Certification, any written objection from either party or any notice of pending or threatened legal action by either party, then the Escrow Agent shall promptly release the Escrowed Items in the manner described below and shall thereafter be completely and fully released by the parties from any and all liability whatsoever related to his role as escrow agent under this
Agreement:

                 (i) The Escrow Agent shall release the SMI Escrowed Items and deliver them, at the address shown in Section 4 hereof for delivery of notices to SMI, to the president of AKI;

                 (ii) The Escrow Agent shall release the AKI Escrowed Items and deliver them to the SMI Shareholders at their respective addresses as set forth on Schedule A attached hereto and incorporated by reference herein;

                 (iii) The Escrow Agent shall release the New Director Resignations, each prominently marked "canceled," and deliver them, at the address shown in Section 4 hereof for delivery of notices to SMI, to the president of AKI;

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                 (iv)  The  Escrow   Agent   shall   release   the  New  Officer
Resignations, each prominently marked "canceled," and deliver them, at the address shown in Section 4 hereof for delivery of notices to SMI, to the president of AKI; and

                 (v) The Escrow Agent shall release the conditional Successor Director Resolutions and Successor Director Acceptances (which shall not become effective) and deliver them, at the address shown in Section 4 hereof for delivery of notices to SMI, to the president of AKI.

             (b) Rescission. If the Escrow Agent does not receive a Joint Certification from the president and secretary of AKI prior to the Private Placement Deadline, then the Acquisition shall be rescinded, as provided in the Acquisition Agreement. In such an event, if the Escrow Agent does not receive, by 5:00 p.m. Pacific Time on the fifth business day after the Private Placement Deadline, any written objection from either party or any notice of pending or threatened legal action by either party, then the Escrow Agent shall promptly release the Escrowed Items in the manner described below and shall thereafter be completely and fully released by the parties from any and all liability whatsoever related to his role as escrow agent under this Agreement:

                 (i) The Escrow Agent shall release the SMI Escrowed Items and deliver them to the SMI Shareholders at their respective addresses as set forth in Schedule A hereto;

                 (ii) The Escrow Agent shall release the Successor Director Resolutions and Successor Director Acceptances (which shall then become effective) and deliver them, at the address shown in Section 4 hereof for delivery of notices to AKI, to the person named in the Successor Director Resolutions as the Successor Chairman of AKI's board of directors.

                 (iii) The Escrow Agent shall release the AKI Escrowed Items and deliver them for cancellation, at the address shown in Section 4 hereof for delivery of notices to AKI, to the person named in the Successor Director Resolutions as the Successor Chairman of AKI's board of directors;

                 (iv) The Escrow Agent shall release the New Director Resignations (which shall then become effective) and deliver them, at the address shown in Section 4 hereof for delivery of notices to AKI, to the person named in the Successor Director Resolutions as the Successor Chairman of AKI's board of directors; and

                 (v) The Escrow Agent shall release the New Officer Resignations (which shall then become effective) and deliver them, at the address shown in
Section 4 hereof for delivery of notices to AKI, to the person named in the Successor Director Resolutions as the Successor Chairman of AKI's board of directors.

         (c) Definitions. For purposes of this Agreement, the terms listed below shall be defined as follows:

                 (i) "Private Placement" shall mean a private placement of newly issued shares of AKI common stock made by the New AKI Officers which raises gross proceeds for AKI of at least US$2,700,000.

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                 (ii) "Private Placement  Deadline" shall mean 5:00 p.m. Pacific
Time on June 30, 2000.

             (d)  Rescission Remedy for False Representation and Warranty. Under
Section 7.11 of the Acquisition Agreement, AKI is required to deliver to SMI at the Closing of the Acquisition a Representation Letter, in which Buddy Young makes and gives a representation and warranty to SMI that all of AKI's representations and warranties in Article Five of the Acquisition Agreement are true in all material respects at the time of the Closing. Section 3.06 of the Acquisition Agreement provides that if, after the Effective Time and before the Private Placement Deadline, SMI believes that Mr. Young's representation and warranty in the Representation Letter was untrue in any material respect when AKI delivered the Representation Letter to SMI at the Closing, SMI may submit the issue to arbitration pursuant to Section 14.05 of the Acquisition Agreement.
Section 3.06 provides further that, if the arbitrator finds, based on the evidence presented to it, that such representation and warranty in the Representation Letter was, in fact, untrue in any material respect at the time of the Closing, SMI may deliver or cause to be delivered to the Escrow Agent a certified written report of the arbitrator's finding to that effect, whereupon the Acquisition shall be rescinded. Upon receiving such a report, the Escrow Agent shall release all of the Escrowed Items and deliver them as set forth in
Section 3(b) of this Agreement.

             (e) Notice to Transfer Agent. In the event that the Acquisition is rescinded pursuant to Section 3 of this Agreement, the Escrow Agent shall promptly send written notice of the rescission to AKI's stock transfer agent, attention: Mr. Richard Brown, by certified mail to U.S. Stock Transfer Corporation, 1745 Gardena Avenue, 2nd Floor, Glendale, California 91204, and by facsimile transmission to (818) 502-1737.

         4. Procedure for Replacement of New AKI Directors. Section 13.04 of the Acquisition Agreement provides that, if any New AKI Director resigns, is removed, or otherwise ceases to serve as a director of AKI prior to the Private Placement Deadline, the vacancy thereby created on the AKI board of directors may be filled by the election or appointment of a new director prior to any release of Escrowed Items pursuant to Section 3 of this Agreement only if the person who is to become a director delivers his or her conditional written resignation to the Escrow Agent in substantially the same form as the New Director Resignations received by the Escrow Agent from the New AKI Directors at the Closing. In such a case, Section 13.04 of the Acquisition Agreement further provides that such person's conditional written resignation shall for all purposes be deemed to be a New Director Resignation and shall become effective in the event of a rescission as provided in Section 3(b)(iv) of this Agreement. The Escrow Agent shall accept delivery into escrow of any such conditional written resignation and shall thereafter treat it as a New Director Resignation as contemplated by Section 13.04.

         5. Notices. Any notice, communication or delivery required or permitted to be given or made hereunder shall be in writing and shall be delivered either by hand or by a courier service that guarantees next-business-day delivery, addressed as follows:



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                  If to SMI, to:

                           Mr. Manny Gross
                           10 Planchet Road, Unit #21
                           Concord, Ontario L4K 2C8

                  If to AKI, to:

                           Mr. Buddy Young
                           17337 Ventura Boulevard, Suite 224
                           Encino, California 91316

                  If to the Escrow Agent, to:

                           Jack L. Chegwidden, a Professional Corporation 17337 Ventura Boulevard, Suite 224
                           Encino, California 91316

or to such other address as the person to whom notice is to be given may have previously furnished to the others in the above-referenced manner. All such notices shall be deemed effective upon delivery.

         6. Provisions Relating to the Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by AKI and SMI that:

             (a) The Escrow Agent shall not be under any duty to give the Escrowed Items held by it hereunder any greater degree of care than it gives its own similar property.

             (b) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

             (c) The Escrow Agent shall not be liable for any act or omission under this Agreement unless his act or omission constitutes gross negligence or willful misconduct. Other than claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement.

             (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume, if in good faith, that any person purporting

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to give notice or to execute any  certification  or other document in connection with the provisions hereof has been duly authorized to do so.

             (e) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted in good faith and in accordance with such advice.

             (f) The Escrow Agent does not have any interest in the Escrowed Items deposited hereunder and is serving as escrow agent only.

             (g) The Escrow Agent makes no representation as to the validity, value, genuineness of any security or other document or instrument held by or delivered to him.

             (h) After the Effective Time, AKI and SMI may not, either individually or together, take any action that would have the effect of amending this Agreement or of terminating the Escrow Agent's duties and obligations hereunder (referred to hereinafter as a "termination"), except by jointly petitioning a court of competent jurisdiction for good cause shown. The Escrow Agent may at any time resign by giving written notice of resignation to AKI and SMI (referred to hereinafter as a "resignation"). Upon any such termination or resignation, the Escrow Agent shall deliver the Escrowed Items to a court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. Such court shall act as successor to the Escrow Agent until such time (if ever) that the court appoints a successor to the Escrow Agent.

             (i) In the event that the Escrow Agent is, in good faith, in doubt about what action it should take under this Agreement, or if any adverse claim or demand is made with respect to any of the Escrowed Items, the Escrow Agent shall be entitled to retain any or all of the Escrowed Items until the Escrow Agent shall have received a final, non-appealable order of a court of competent jurisdiction directing delivery of the Escrowed Items. Upon receiving such a court order, the Escrow Agent shall act promptly in accordance with the order.

             (j) AKI and SMI jointly and severally agree to reimburse the Escrow Agent for all of his reasonable expenses, disbursements and advances incurred or made in the performance of his duties hereunder.

             (k) AKI and SMI hereby irrevocably (i) submit to the jurisdiction of any California state or federal court sitting in the County of Los Angeles in any action or proceeding arising out of or relating to this Agreement, (ii) agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court, and (iii) waive, to the fullest extent possible, the defense of an inconvenient forum. AKI and SMI hereby consent to and grant any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of process or other papers in connection with any such action or proceeding in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

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         7. Miscellaneous.

             (a) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and the SMI Shareholders, as well as their respective successors and assigns, heirs, administrators and representatives, and shall not be enforceable by or inure to the benefit of any other third party. No party may assign any of its rights or obligations under this Agreement except as provided in Section 5(h) with respect to the termination or resignation of the Escrow Agent.

             (b) This Agreement shall be governed by and construed in accordance with the internal law of the State of California, without reference to its rules as to conflicts of law.

             (c) This Agreement may be modified after the Effective Time only in the manner permitted by Section 5(h) hereof. Prior to the Effective Time, this Agreement may be modified only by a writing signed by all of the parties hereto and consented to by any SMI Shareholders adversely affected by such modifications. No waiver hereunder shall be effective unless in a writing signed by the party to be charged.

             (d) This Agreement  shall  terminate upon the delivery  pursuant to
Section 3 hereof of all Escrowed Items.

             (e) The section headings in this Agreement are for convenience only and shall not affect the construction hereof. Unless otherwise indicated, references to sections are to sections contained in this Agreement.

             (f) This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

             (g) This Agreement may be executed in one or more counterparts, but all such separate counterparts shall constitute one and the same instrument.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                           ADVANCED KNOWLEDGE, INC.


                           By: /s/ Buddy Young
                               --------------------
                               Name:  Buddy Young
                               Title: President and Chief Executive Officer


                           SOCCER MAGIC INC.


                           By: /s/ Manny Gross
                               --------------------
                               Name:  Manny Gross
                               Title: Chief Executive Officer

                           "ESCROW AGENT"


                           /s/ Jack L. Chegwidden
                           ------------------------
                           Name:  Jack L. Chegwidden, a professional corporation


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